Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

As independent petroleum engineers, we hereby consent to the use of our name included or incorporated by reference to Superior Energy Services, Inc.’s Registration Statement on Form S-8 (the Registration Statement) and to the incorporation of our report of estimates of reserve and present value of future net reserves as of December 31, 2010 and 2011 into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

June 6, 2013